Exhibit 99.1

The Hanover Reports Third Quarter Results

Third Quarter Highlights

•
Combined ratio of 101.0%; combined ratio, excluding catastrophes(1), of 94.2%
•
Catastrophe losses of $90.1 million, or 6.8 points of the combined ratio, including the impact from Hurricane Ian of $28.0 million
•
Net premiums written increase of 9.5%*, with contributions from each segment
•
Renewal price change(2) of 11.2% in Core Commercial, 12.4% in Specialty and 7.3% in Personal Lines, driven by homeowners renewal price change of 12.1%
•
Rate increases(2) of 7.3% in Core Commercial, 8.0% in Specialty and 4.0% in Personal Lines
•
Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(3), of 64.1% reflecting higher-than-expected inflation, primarily impacting personal auto, homeowners, and commercial multiple peril ("CMP") property lines, as well as property large loss activity in CMP
•
Net investment income of $73.0 million, above expectations and helped by higher operational cashflows and bond reinvestment rates, but below the prior-year quarter result due to the elevated level of partnership income in the third quarter of 2021
•
Book value per share of $64.59, down 10.5% from June 30, 2022, primarily driven by a decrease in the fair value of fixed maturity investments due to the higher interest rate environment

WORCESTER, Mass., November 1, 2022 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $0.2 million, or $0.01 per diluted share, in the third quarter of 2022, compared to $34.0 million, or $0.94 per diluted share, in the prior-year quarter. Operating income(4) was $35.7 million, or $0.99 per diluted share, for the third quarter of 2022. This compared to operating income of $30.8 million, or $0.85 per diluted share, in the prior-year quarter. The difference between net and operating income in the third quarter of 2022 was primarily due to the after-tax decrease in the fair value of equity securities of $23.0 million, or $0.64 per fully diluted share, and after-tax losses on intent to sell fixed income securities of $11.3 million, or $0.31 per fully diluted share.

“In light of the prevailing inflationary environment and devastating damage from Hurricane Ian for the industry, we delivered solid underwriting results, very strong investment performance and year-to-date operating ROE(5) of 10.5%,” said John C. Roche, president and chief executive officer at The Hanover. "We are accelerating our robust action plans to recapture target margins in property lines affected by inflation, through a step up in pricing increases and targeted underwriting actions. We have full confidence that, with the support of our talented team and a strong market and agency position, we will bring these lines to target profitability and generate superior performance as a company.”

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

(1) See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the company” interchangeably throughout this press release.

“We continued to successfully advance our differentiated business and customer strategies, delivering strong growth of nearly 10%, driven by pricing and exposure increases, and the execution of our long-term priorities. We are particularly pleased with the exceptional performance of our Specialty business, which continued to make great progress, achieving a second sequential quarter of double-digit top-line growth and sub-90 combined ratio. I look forward to updating our shareholders on our company’s progress in the coming quarters as we address the macro pressures head-on and return to top tier margins.”

“Inflationary impacts and supply chain delays drove the third quarter current accident year loss ratio, excluding catastrophes, to 64.1%, which was approximately three and a half points above our original 2022 outlook, putting aside non-recurring items. It is our top priority, and we are focused on it intently,” said Jeffrey M. Farber, executive vice president and chief financial officer at The Hanover. “We are leaning on our financial discipline, underwriting expertise and analytics to regain the underwriting margins our business is built to deliver. We are pleased with the 0.5 point improvement in the year-to-date expense ratio from the prior-year period, reflecting a beat to our expense ratio target. We are also encouraged by the steady increase in our investment income, which should continue to accumulate as interest rates remain elevated. Our investment portfolio is well positioned, and our capital, liquidity and reserves are strong. As we look ahead, we continue to focus on our long-term target for operating ROE and responsible capital management for the benefit of our valued shareholders.”

	Three months ended		Nine months ended
	September 30		September 30
($ in millions, except per share data)	2022	2021	2022	2021
Net premiums written	$1,505.4	$1,375.2	$4,150.5	$3,778.5
Growth	9.5%	8.4%	9.8%	8.4%
Net premiums earned	$1,331.2	$1,186.0	$3,888.8	$3,527.6

Current accident year loss and LAE ratio, excluding catastrophes(3)	64.1%	60.1%	61.2%	58.1%
Prior year development ratio	(0.3)%	(1.8)%	(0.5)%	(1.2)%
Catastrophe ratio	6.8%	12.9%	5.5%	10.3%
Expense ratio(6)	30.4%	31.1%	30.8%	31.3%
Combined ratio	101.0%	102.3%	97.0%	98.5%
Combined ratio, excluding catastrophes	94.2%	89.4%	91.5%	88.2%
Current accident year combined ratio, excluding catastrophes(1)	94.5%	91.2%	92.0%	89.4%

Net income	$0.2	$34.0	$127.6	$255.2
per diluted share	0.01	0.94	3.53	6.98
Operating income	35.7	30.8	237.3	196.2
per diluted share	0.99	0.85	6.57	5.37

Book value per share	$64.59	$87.04	$64.59	$87.04
Ending shares outstanding (in millions)	35.6	35.6	35.6	35.6

Third Quarter Operating Highlights

Core Commercial

Core Commercial operating income before income taxes was $25.2 million in the third quarter of 2022, compared to $11.0 million in the third quarter of 2021. The Core Commercial combined ratio was 101.3%, compared to 105.4% in the prior-year quarter. Catastrophe losses in the third quarter of 2022 were $32.7 million, or 6.6 points of the combined ratio, compared to $56.4 million, or 12.3 points, in the prior-year quarter.

Third quarter 2022 results included $1.3 million, or 0.3 points, of net unfavorable prior-year reserve development, excluding catastrophes, compared to net favorable prior-year reserve development, excluding catastrophes, of $3.3 million, or 0.7 points, in the third quarter of 2021.

Core Commercial current accident year combined ratio, excluding catastrophes, increased 0.6 points to 94.4% in the third quarter of 2022, from 93.8% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, of 61.7%, reflected higher property large loss activity in CMP, which impacted both the current quarter and the prior-year quarter. Additionally, the underlying loss ratio in the third quarter of 2022 also reflected the impact of higher inflation and continued supply chain delays on overall claims costs, including the business interruption component of CMP.

Net premiums written were $565.9 million in the quarter, up 5.9% from the prior-year quarter, driven by growth of 6.7% in small commercial and 5.1% in middle market. In the third quarter, Core Commercial renewal price increases averaged 11.2%, while average rate increases were 7.3%.

The following table summarizes premiums and the components of the combined ratio for Core Commercial:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2022	2021	2022	2021
Net premiums written	$565.9	$534.6	$1,546.7	$1,436.9
Growth	5.9%	9.9%	7.6%	8.4%
Net premiums earned	492.7	459.7	1,447.5	1,342.5
Operating income before income taxes	25.2	11.0	159.6	66.1
Loss and LAE ratio	68.6%	72.8%	63.1%	70.4%
Expense ratio	32.7%	32.6%	32.7%	32.6%
Combined ratio	101.3%	105.4%	95.8%	103.0%
Prior-year development ratio	0.3%	(0.7)%	(0.5)%	(0.8)%
Catastrophe ratio	6.6%	12.3%	4.8%	12.3%
Combined ratio, excluding catastrophes	94.7%	93.1%	91.0%	90.7%
Combined ratio, excluding catastrophes and prior year development	94.4%	93.8%	91.5%	91.5%

Specialty

Specialty operating income before income taxes was $46.9 million in the third quarter of 2022, compared to $31.4 million in the third quarter of 2021. The Specialty combined ratio was 89.2%, compared to 93.2% in the prior-year quarter. Catastrophe losses in the third quarter of 2022 were $8.6 million, or 2.8 points of the combined ratio, compared to $18.4 million, or 7.7 points, in the prior-year quarter.

Third quarter 2022 results included $5.1 million, or 1.7 points, of net favorable prior-year reserve development, excluding catastrophes. This compared to $8.1 million, or 3.4 points, in the third quarter of 2021.

Specialty current accident year combined ratio, excluding catastrophes, decreased 0.8 points to 88.1% in the third quarter of 2022, from 88.9% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased by 0.9 points to 53.6% due to the comparison to the unusually low property loss experience in the third quarter of 2021, partially offset by the benefit of earned rate increases above loss trends.

The expense ratio decreased by 1.7 points to 34.5% in the third quarter of 2022, compared to the prior-year quarter, primarily attributable to fixed cost leverage from premium growth.

Net premiums written were $329.1 million in the quarter, up 12.6% from the prior-year quarter, driven primarily by rate and exposure increases. In the third quarter, Specialty renewal price increases averaged 12.4%, while average rate increased 8.0%.

The following table summarizes premiums and the components of the combined ratio for Specialty:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2022	2021	2022	2021
Net premiums written	$329.1	$292.2	$934.2	$834.1
Growth	12.6%	6.6%	12.0%	10.1%
Net premiums earned	303.3	238.9	880.6	752.4
Operating income before income taxes	46.9	31.4	142.1	82.9
Loss and LAE ratio	54.7%	57.0%	53.7%	59.1%
Expense ratio	34.5%	36.2%	35.1%	35.7%
Combined ratio	89.2%	93.2%	88.8%	94.8%
Prior-year development ratio	(1.7)%	(3.4)%	(2.2)%	(1.6)%
Catastrophe ratio	2.8%	7.7%	2.6%	6.3%
Combined ratio, excluding catastrophes	86.4%	85.5%	86.2%	88.5%
Combined ratio, excluding catastrophes and prior year development	88.1%	88.9%	88.4%	90.1%

Personal Lines

Personal Lines operating loss before income taxes was $18.8 million in the third quarter of 2022, compared to operating income before income taxes of $3.6 million in the third quarter of 2021. The Personal Lines combined ratio was 107.3%, compared to 103.8% in the prior-year quarter. Catastrophe losses in the third quarter of 2022 were $48.8 million, or 9.1 points of the combined ratio, which includes $3.0 million of unfavorable prior-year catastrophe development. This compared to catastrophe losses of $78.7 million, or 16.1 points of the combined ratio, in the prior-year quarter. Prior-year reserve development, excluding catastrophes, was immaterial in the third quarter of 2022. This compared to net favorable prior-year reserve development, excluding catastrophes, of $9.9 million, or 2.0 points, in the third quarter of 2021.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased 8.5 points to 98.2% in the third quarter of 2022, from 89.7% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased 9.9 points to 72.3%, driven primarily by the impact of higher-than-expected inflation and supply chain delays on personal auto and homeowners property lines. More specifically in auto, the increase in the underlying loss ratio reflects higher inflationary pressure on the cost of parts and labor, as well as a change in salvage and subrogation recoveries, primarily driven by a shift in the mix of claims towards single vehicle accidents. The increase in the underlying loss ratio in homeowners reflects higher property severity as a result of higher inflation, higher large fire loss activity as compared to lower-than-usual loss experience in the third quarter of 2021, and an increase in frequency of water-related losses. Almost three points of the Personal Lines loss ratio in the third quarter of 2022 relates to the re-estimation of loss severity from the first and second quarters of 2022.

The expense ratio decreased by 1.4 points to 25.9% in the third quarter of 2022, compared to the prior-year quarter, primarily attributable to fixed cost leverage from premium growth and lower performance-based agency compensation.

Net premiums written were $610.4 million in the quarter, up 11.3% from the prior-year quarter, driven by continued strong retention and renewal price changes. In the third quarter, Personal Lines renewal price increases averaged 7.3%, while average rate increases were 4.0%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2022	2021	2022	2021
Net premiums written	$610.4	$548.4	$1,669.6	$1,507.5
Growth	11.3%	8.0%	10.8%	7.4%
Net premiums earned	535.2	487.4	1,560.7	1,432.7
Operating income (loss) before income taxes	(18.8)	3.6	20.3	117.6
Loss and LAE ratio	81.4%	76.5%	76.0%	68.4%
Expense ratio	25.9%	27.3%	26.6%	27.8%
Combined ratio	107.3%	103.8%	102.6%	96.2%
Prior-year development ratio	-	(2.0)%	0.5%	(1.4)%
Catastrophe ratio	9.1%	16.1%	7.7%	10.6%
Combined ratio, excluding catastrophes	98.2%	87.7%	94.9%	85.6%
Combined ratio, excluding catastrophes and prior year development	98.2%	89.7%	94.4%	87.0%

Investments

Net investment income was $73.0 million for the third quarter of 2022, below the prior-year quarter of $78.8 million, primarily due to elevated partnership income in the prior-year quarter, partially offset by the investment of higher operational cashflows and higher bond reinvestment rates in the third quarter of 2022. Total pre-tax earned yield on the investment portfolio for the quarter ended September 30, 2022, was 3.21%, down from 3.72% in the prior-year quarter. The average pre-tax earned yield on fixed maturities was 3.02% and 2.96% for the quarters ended September 30, 2022, and 2021, respectively.

Net realized and unrealized investment losses recognized in earnings were $44.9 million in the third quarter of 2022, primarily driven by the change in fair value of equity securities and losses on intent to sell fixed income securities due to a planned transfer of certain fixed income assets to an external portfolio manager. This compared to net realized and unrealized investment gains recognized in earnings of $4.0 million in the third quarter of 2021.

The company held $8.6 billion in cash and invested assets on September 30, 2022. Fixed maturities and cash represented approximately 86% of the investment portfolio. Approximately 95% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized losses on the fixed maturity portfolio as of September 30, 2022, were $893.0 million before income taxes, a decrease in fair value of $306.0 million since June 30, 2022, primarily due to higher interest rates.

Shareholders’ Equity and Capital Actions

On September 30, 2022, book value per share was $64.59, down 10.5% from June 30, 2022, primarily driven by a decrease in the fair value of fixed maturity investments. During the quarter, the company repurchased approximately 79,000 shares of common stock in the open market for $10.4 million. The company has approximately $330 million of remaining capacity under its existing share repurchase program.

On September 30, 2022, statutory capital and surplus was $2.7 billion, down 1.4% from December 31, 2021, primarily driven by unrealized investment losses due to changes in the fair value of equity securities as well as a dividend payment of $100 million to its parent company, nearly fully offset by year-to-date earnings.

Earnings Conference Call

The company will host a conference call to discuss its third quarter results on Wednesday, November 2, at 10:00 a.m. E.T. A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website. Interested investors and others can listen to the call and access the presentation through The Hanover's website, located in the “Investors” section at www.hanover.com. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Webcast participants should go to the website 15 minutes early to register, download and install any necessary audio software. A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors: Oksana Lukasheva olukasheva@hanover.com 1-508-525-6081	Media: Michael F. Buckley mibuckley@hanover.com 1-508-855-3099	Emily P. Trevallion etrevallion@hanover.com 1-508-855-3263

Definition of Reported Segments

Continuing operations include four operating segments: Core Commercial, Specialty, Personal Lines and Other. The Core Commercial segment includes commercial multiple peril, commercial automobile, workers’ compensation and other commercial lines coverages provided to small and mid-sized businesses. The Specialty segment includes four divisions of business: professional and executive lines, specialty P&C, marine, and surety and other. Specialty P&C includes coverages such as program business (provides commercial insurance to markets with specialized coverage or risk management needs related to groups of similar businesses), specialty industrial and commercial property, and excess and surplus lines. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, and the operations of the holding company, as well as a block of run-off voluntary assumed property and casualty pools business in which the company has not actively participated since 1995, and run-off direct asbestos and environmental business.

Financial Supplement

The Hanover's third quarter news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Nine months ended
	September 30		September 30
($ in millions)	2022	2021	2022	2021
Revenues
Premiums earned	$1,331.2	$1,186.0	$3,888.8	$3,527.6
Net investment income	73.0	78.8	220.4	231.2
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	(0.1)	3.6	(16.3)	6.8
Net change in fair value of equity securities	(29.1)	0.3	(106.1)	65.9
Recoveries (impairments) on investments:
Credit-related recoveries (impairments)	(1.4)	0.7	(1.5)	0.6
Losses on intent to sell securities	(14.3)	(0.6)	(14.8)	(0.7)
	(15.7)	0.1	(16.3)	(0.1)
Total net realized and unrealized investment gains (losses)	(44.9)	4.0	(138.7)	72.6
Fees and other income	7.0	6.1	19.4	17.9
Total revenues	1,366.3	1,274.9	3,989.9	3,849.3
Losses and expenses
Losses and loss adjustment expenses	939.6	844.0	2,572.6	2,370.4
Amortization of deferred acquisition costs	277.1	244.0	809.3	728.5
Interest expense	8.5	8.5	25.5	25.5
Other operating expenses	140.6	135.9	423.8	408.4
Total losses and expenses	1,365.8	1,232.4	3,831.2	3,532.8
Income from continuing operations before income taxes	0.5	42.5	158.7	316.5
Income tax expense (benefit)	(0.1)	7.7	30.0	59.3
Income from continuing operations	0.6	34.8	128.7	257.2
Discontinued operations (net of taxes):
Loss from discontinued life businesses	(0.4)	(0.8)	(1.1)	(2.0)
Net income	$0.2	$34.0	$127.6	$255.2

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	September 30	December 31
($ in millions)	2022	2021
Assets
Total investments	$8,394.1	$9,152.6
Cash and cash equivalents	164.8	230.9
Premiums and accounts receivable, net	1,623.8	1,469.5
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,945.8	1,907.3
Other assets	1,521.2	1,386.9
Assets of discontinued businesses	96.2	107.1
Total assets	$13,745.9	$14,254.3
Liabilities
Loss and loss adjustment expense reserves	$6,774.0	$6,447.6
Unearned premiums	2,971.5	2,734.9
Debt	782.2	781.6
Other liabilities	801.8	1,023.6
Liabilities of discontinued businesses	120.5	121.7
Total liabilities	11,450.0	11,109.4
Total shareholders’ equity	2,295.9	3,144.9
Total liabilities and shareholders’ equity	$13,745.9	$14,254.3

The following is a reconciliation from operating income to net income(7):

The Hanover Insurance Group, Inc.
	Three months ended September 30				Nine months ended September 30
	2022		2021		2022		2021
($ in millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income (loss)
Core Commercial	$25.2		$11.0		$159.6		$66.1
Specialty	46.9		31.4		142.1		82.9
Personal Lines	(18.8)		3.6		20.3		117.6
Other	0.6		1.0		1.3		2.8
Total	53.9		47.0		323.3		269.4
Interest expense	(8.5)		(8.5)		(25.5)		(25.5)
Operating income before income taxes	45.4	$1.26	38.5	$1.06	297.8	$8.24	243.9	$6.68
Income tax expense on operating income	(9.7)	(0.27)	(7.7)	(0.21)	(60.5)	(1.67)	(47.7)	(1.31)
Operating income after income taxes	35.7	0.99	30.8	0.85	237.3	6.57	196.2	5.37
Non-operating items:
Net realized gains (losses) from sales and other	(0.1)	-	3.6	0.10	(16.3)	(0.45)	6.8	0.19
Net change in fair value of equity securities	(29.1)	(0.81)	0.3	0.01	(106.1)	(2.93)	65.9	1.80
Recoveries (impairments) on investments:
Credit-related recoveries (impairments)	(1.4)	(0.04)	0.7	0.02	(1.5)	(0.04)	0.6	0.02
Losses on intent to sell securities	(14.3)	(0.39)	(0.6)	(0.02)	(14.8)	(0.42)	(0.7)	(0.02)
	(15.7)	(0.43)	0.1	-	(16.3)	(0.46)	(0.1)	-
Other non-operating items	-	-	-	-	(0.4)	(0.01)	-	-
Income tax benefit (expense) on non-operating items	9.8	0.27	-	-	30.5	0.84	(11.6)	(0.32)
Income from continuing operations, net of taxes	0.6	0.02	34.8	0.96	128.7	3.56	257.2	7.04
Discontinued operations (net of taxes):
Loss from discontinued life businesses	(0.4)	(0.01)	(0.8)	(0.02)	(1.1)	(0.03)	(2.0)	(0.06)
Net income	$0.2	$0.01	$34.0	$0.94	$127.6	$3.53	$255.2	$6.98
Dilutive weighted average shares outstanding		36.1		36.3		36.1		36.6

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “target profitability”, “moving forward” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgment, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•
The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; and/or the effective tax rate;
•
The continued impacts of the global pandemic (“Pandemic”) and related economic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, changes in claims frequency as a result of fluctuations in economic activity, severity from higher cost of repairs due to, among other things, supply chain disruptions, inflation, declines in premium as a result of, among other things, credits or returns to the company’s customers, lower submissions, changes in renewals and policy endorsements, public health guidance, recession, and the impact of government orders and restrictions in the states and jurisdictions in which the company operates;
•
Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with liquidity and capital levels;
•
Variability of catastrophe losses due to risk concentrations, changes in weather patterns including climate change, wildfires, severe storms, hurricanes, terrorism, civil unrest, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;
•
Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;

•
Changes in frequency and loss severity trends;
•
Ability to manage the impact of inflationary pressures, as a result of the Pandemic, global market disruptions, geopolitical events or otherwise, including, but not limited to, supply chain disruptions, labor shortages, and increases in cost of goods, services, labor, and materials;
•
The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;
•
Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•
Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•
Risks and uncertainties with respect to our ability to retain profitable policies in force and attract profitable policies and to increase rates commensurate with, or in excess of, loss trends;
•
Mix improvement, underwriting initiatives, coverage restrictions and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;
•
The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and
•
Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic, inflationary pressures and corresponding governmental and/or central banking initiatives taken in response thereto, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•
The severity, duration and long-term impact related to the Pandemic, including, but not limited to, actual and possible government responses, legislative, regulatory and judicial actions, changes in frequency and severity of claims in Core Commercial, Specialty and/or Personal Lines, impacts to distributors (including agent partners), and the possibility of additional premium adjustments, including credits and returns, for the benefit of insureds;
•
Changes in regulatory, legislative, economic, market and political conditions, particularly with respect to rates, policy terms and conditions, payment flexibility, and regions where the company has geographical concentrations;
•
Heightened volatility, fluctuations in interest rates (which have a significant impact on the market value of our investment portfolio and thus our book value), inflationary pressures, default rates and other factors that affect investment returns from the investment portfolio;
•
Recessionary economic periods that may inhibit the company’s ability to increase pricing or renew business, or otherwise impact the company’s results, and which may be accompanied by higher claims activity in certain lines;
•
Data security incidents, including, but not limited to, those resulting from a malicious cyber security attack on the company or its business partners and service providers, or intrusions into the company’s systems, including cloud-based data storge, or data sources;
•
Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including those related to terrorism, riots and civil unrest), and severe weather;
•
The uncertainty in estimating weather-related losses or the long-term impacts of the Pandemic, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;
•
Changes in weather patterns, whether as a result of global climate change, or otherwise;
•
Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope and/or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;
•
The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates or provide credits or return premium to insureds;
•
Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk, and general financial and economic conditions;
•
Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•
Competition, particularly from competitors who have resource and capability advantages;

•
The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, global trade disputes, war, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments;
•
Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and returns, and rate actions);
•
Financial ratings actions, in particular, downgrades to the company’s ratings;
•
Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks on or breaches of the company’s systems and/or impacting our outsourcing relationships and third-party operations, or resulting in claim payments (including from products not intended to provide cyber coverage);
•
Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•
The ability to collect from reinsurers, reinsurance pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in discontinued operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements, except as required by law.

Non-GAAP Financial Measures

As discussed on page 37 of the company’s Annual Report on Form 10-K for the year ended December 31, 2021, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2021 Annual Report on pages 63-66.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income, as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes, and certain other items. Operating income is the sum of the segment income from: Core Commercial, Specialty, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s four segments, “operating income” is the segment income before both interest expense and income taxes. The company also uses “operating income per share” (which is after both interest expense and income taxes). It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The company believes that metrics of operating income and operating income in relation to its four segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before income taxes) and measures of operating income that exclude the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the relevant periods is included on page 10 of this news release and in the Financial Supplement.

Operating return on average equity (“ROE”) is a non-GAAP measure. See end note (5) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

The company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, freeze events, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “current accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or prior-year reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Endnotes

(1)
Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. This and other non-GAAP measures are used throughout this document. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.” A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown below.

Three months ended
September 30, 2022
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	101.3%	89.2%	107.3%	101.0%
Less: Catastrophe ratio	6.6%	2.8%	9.1%	6.8%
Combined ratio, excluding catastrophe losses (non-GAAP)	94.7%	86.4%	98.2%	94.2%
Less: Prior-year reserve development ratio	0.3%	(1.7)%	-	(0.3)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	94.4%	88.1%	98.2%	94.5%
September 30, 2021
Total combined ratio (GAAP)	105.4%	93.2%	103.8%	102.3%
Less: Catastrophe ratio	12.3%	7.7%	16.1%	12.9%
Combined ratio, excluding catastrophe losses (non-GAAP)	93.1%	85.5%	87.7%	89.4%
Less: Prior-year reserve development ratio	(0.7)%	(3.4)%	(2.0)%	(1.8)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	93.8%	88.9%	89.7%	91.2%

Nine months ended
September 30, 2022
	Core Commercial	Specialty	Personal Lines	Total
Total combined ratio (GAAP)	95.8%	88.8%	102.6%	97.0%
Less: Catastrophe ratio	4.8%	2.6%	7.7%	5.5%
Combined ratio, excluding catastrophe losses (non-GAAP)	91.0%	86.2%	94.9%	91.5%
Less: Prior-year reserve development ratio	(0.5)%	(2.2)%	0.5%	(0.5)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.5%	88.4%	94.4%	92.0%
September 30, 2021
Total combined ratio (GAAP)	103.0%	94.8%	96.2%	98.5%
Less: Catastrophe ratio	12.3%	6.3%	10.6%	10.3%
Combined ratio, excluding catastrophe losses (non-GAAP)	90.7%	88.5%	85.6%	88.2%
Less: Prior-year reserve development ratio	(0.8)%	(1.6)%	(1.4)%	(1.2)%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.5%	90.1%	87.0%	89.4%

(2)
Renewal price changes in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks. Rate increases in Core Commercial and Specialty represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks. Renewal price change in Personal Lines represents the average change in premium on policies available to renew caused by the net effects of filed rate, inflation adjustments or other changes in policy level exposure or insured risks, regardless of whether or not the policies are retained for the duration of their contractual terms. Rate change in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, rate changes do not represent actual increases or decreases realized by the company. Personal Lines rate changes do not include inflation or changes in policy level exposure or insured risks.

(3)
Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown on the following page.

Three months ended
September 30, 2022
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	68.6%	54.7%	81.4%	70.6%
Less:
Prior-year reserve development ratio	0.3%	(1.7)%	-	(0.3)%
Catastrophe ratio	6.6%	2.8%	9.1%	6.8%
Current accident year loss and LAE ratio, excluding catastrophes	61.7%	53.6%	72.3%	64.1%
September 30, 2021
Total loss and LAE ratio	72.8%	57.0%	76.5%	71.2%
Less:
Prior-year reserve development ratio	(0.7)%	(3.4)%	(2.0)%	(1.8)%
Catastrophe ratio	12.3%	7.7%	16.1%	12.9%
Current accident year loss and LAE ratio, excluding catastrophes	61.2%	52.7%	62.4%	60.1%

Nine months ended
September 30, 2022
	Core Commercial	Specialty	Personal Lines	Total
Total loss and LAE ratio	63.1%	53.7%	76.0%	66.2%
Less:
Prior-year reserve development ratio	(0.5)%	(2.2)%	0.5%	(0.5)%
Catastrophe ratio	4.8%	2.6%	7.7%	5.5%
Current accident year loss and LAE ratio, excluding catastrophes	58.8%	53.3%	67.8%	61.2%

September 30, 2021
Total loss and LAE ratio	70.4%	59.1%	68.4%	67.2%
Less:
Prior-year reserve development ratio	(0.8)%	(1.6)%	(1.4)%	(1.2)%
Catastrophe ratio	12.3%	6.3%	10.6%	10.3%
Current accident year loss and LAE ratio, excluding catastrophes	58.9%	54.4%	59.2%	58.1%

(4)
Operating income and operating income per diluted share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on the preceding pages of this news release.

(5)
Operating return on average equity (“operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after tax for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (4)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure. Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled below. For the calculation of operating ROE, the average of beginning and ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled in the table below.

	Period Ended

($ in millions)	September 30	December 31	March 31	June 30	September 30
	2021	2021	2022	2022	2022
Total shareholders' equity (GAAP)	$3,102.3	$3,144.9	$2,832.8	$2,571.8	$2,295.9
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	256.8	184.9	(195.0)	(459.4)	(706.7)
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,845.5	$2,960.0	$3,027.8	$3,031.2	$3,002.6

Quarter Averages
Average shareholders' equity (GAAP)					$2,433.9
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$3,016.9

Year-to-date Averages
Average shareholders' equity (GAAP)					$2,711.4
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$3,005.4

($ in millions)	Three months ended	Nine months ended
	September 30	September 30
Net Income ROE	2022	2022
Net income (GAAP)	$0.2	$127.6
Annualized net income*	0.8	170.1
Average shareholders' equity (GAAP)	$2,433.9	$2,711.4
Return on equity	-	6.3%
Operating Income ROE (non-GAAP)
Operating income after income taxes	$35.7	$237.3
Annualized operating income, net of tax*	142.8	316.4
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$3,016.9	$3,005.4
Operating return on equity	4.7%	10.5%

*For three months ended September 30, 2022, annualized net income and operating income after income taxes is calculated by multiplying three months ended net income and operating income after income taxes, respectively, by 4. For nine months ended September 30, 2022, annualized net income and operating income after income taxes is calculated by dividing nine months ended net income and operating income after income taxes, respectively, by 3 and multiplying by 4.

(6)
Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(7)
The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.